Exhibit 99.1

Bank of The James Financial Group Reports First Quarter 2012 Earnings, Financial Results

Financial Highlights

•	Total assets increased to $433.4 million at March 31, 2012 compared with $427.4 million at December 31, 2011 and $430.9 million at March 31, 2011.

•	Total deposits, reflecting growth in demand deposit accounts, grew to $386.6 million in first quarter 2012 compared with $374.2 million at year-end 2011 and $379.2 million in first quarter 2011.

•

The ratio of allowance for loan losses to nonperforming loans improved to 61.42% at March 31, 2012 from 54.09% at December 31, 2011, which resulted from a continued focus on asset quality and an increased reserve for problem loans.

•

Interest expense declined 34% in first quarter 2012 compared with first quarter 2011, reflecting disciplined interest rate management in a flat interest-rate environment and an improved year-over-year net interest margin.

•	Book value per share increased to $8.09 per share in first quarter 2012 compared with $7.90 in first quarter 2011.

Lynchburg, VA., April 23, 2012 – Bank of the James Financial Group, Inc. (NASDAQ: BOTJ), the parent company of Bank of the James, a full-service commercial and retail lender, today announced unaudited results for the quarter ended March 31, 2012. Net income in first quarter 2012 was $360,000 or $0.11 per share (basic and diluted), compared with net income of $435,000 or $0.13 per share (basic and diluted) in first quarter 2011.

“The first three months of this year demonstrated the continuing progress we have made to execute a strategic plan established in mid-2011 that includes improving asset quality, reducing loan delinquencies and managing interest and noninterest expense while re-establishing our historical ability to grow loans and deposits,” said Robert R. Chapman III, President and CEO. “We’re proud of the hard work our entire Bank of the James team has done to address challenges and hold the line on expenses while providing a superior customer experience, which has enabled us to retain and expand relationships with customers, and earn the confidence of new customers.

“Although the past several years have presented challenges, the company invested in new technology and service capabilities such as expanded small business banking products and mobile banking technology. We have the banking capabilities and capacity to create opportunities to increase revenue through our existing infrastructure without significant additional investment. We believe this puts us in a very good position to effectively compete with the products offered by even our largest competitors, while providing personalized financial solutions delivered by experienced representatives.

“A key initiative in 2012 is to spend even more time face to face with our customers, enabling our relationship managers to listen to their needs and help them deliver effective, personalized financial solutions.”

Net interest income before provision for loan losses was $3.9 million in first quarter 2012, up 4% compared with $3.7 million in first quarter 2011, reflecting a 34% reduction in interest expense from last year’s first quarter. First quarter 2012 noninterest income, which includes fees from mortgage origination and gain on sales from securities, was $671,000 compared with $672,000 in the prior year’s first quarter. Chapman noted the bank may pursue additional opportunities in the future to identify new sources of noninterest income.

Total loans, net of allowance for loan loss, were $312.2 million at March 31, 2012 compared with $318.8 million at December 31, 2011 and $323.0 million at March 31, 2011. J. Todd Scruggs, CFO, explained: “Despite a slow but potentially improving economic climate, we have established new lending relationships during the past several months.

While these have not taken our focus off of our nonperforming loans, we are very encouraged by a growing lending pipeline. Loans that are 30 days or more past due can be an indicator of potential future problem loans and we are extremely pleased that less than 1% of our performing loans are in this category.”

Total deposits at March 31, 2012 increased to $386.6 million compared with $374.2 million at December 31, 2011 and $379.2 million at March 31, 2011. Chapman said these reflect the bank’s ability to attract new small business customers and growth in demand interest bearing, savings and time deposit accounts. “We have offered competitive rates but have really earned new business with outstanding service and banking convenience,” noted Chapman. The bank had a net interest margin of 3.95% in first quarter of 2012, a slight increase from the net interest margin of 3.83% in first quarter 2011.

Total assets at March 31, 2012 were $433.4 million, up 1.39% compared with $427.4 million at December 31, 2011. This growth reflects year-over-year stability in the company’s loan portfolio along with increases in the bank’s investment securities and total deposits.

“We continue to see an increase in loan inquiries which could translate into increased home equity lending, residential mortgages, and commercial real estate loans,” explained Chapman. “We have the capital strength to lend, while some institutions have pulled back because of capital constraints.”

At March 31, 2012, the bank’s tier 1 leverage ratio was 7.95%, tier 1 risk-based capital ratio was 10.74%, and total risk-based capital was 12.00%, all ratios exceeding regulatory standards for a well-capitalized institution.

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., serves the greater Lynchburg, Virginia SMA, often referred to as Region 2000, which was ranked by Forbes magazine among the top 50 places in the United States for business and careers. The bank operates nine full service locations and one limited service location as well as a mortgage origination office in Forest, Virginia and an investment services division in downtown Lynchburg. The company celebrated its 12th anniversary this year. As of January 25, 2012, Bank of the James Financial Group, Inc. common stock is listed on the NASDAQ Stock Market, LLC under the symbol “BOTJ.”

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000

tscruggs@bankofthejames.com

Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data

unaudited

Selected Data:	Three months ending Mar 31, 2012	Three months ending Mar 31, 2011	Change	Year to date Mar 31, 2012	Year to date Mar 31, 2011	Change
Interest income	$4,686	$4,942	-5.18%	$4,686	$4,942	-5.18%
Interest expense	820	1,235	-33.60%	820	1,235	-33.60%
Net interest income	3,866	3,707	4.29%	3,866	3,707	4.29%
Provision for loan losses	750	579	29.53%	750	579	29.53%
Noninterest income	671	672	-0.15%	671	672	-0.15%
Noninterest expense	3,284	3,170	3.60%	3,284	3,170	3.60%
Income taxes	143	195	-26.67%	143	195	-26.67%
Net income	360	435	-17.24%	360	435	-17.24%
Weighted average shares outstanding	3,342,415	3,323,743	0.56%	3,342,415	3,323,743	0.56%
Basic net income per share	$0.11	$0.13	$(0.02)	$0.11	$0.13	$(0.02)
Fully diluted net income per share	$0.11	$0.13	$(0.02)	$0.11	$0.13	$(0.02)

Balance Sheet at period end:	Mar 31, 2012	Dec 31, 2011	Change	Mar 31, 2011	Dec 31, 2010	Change
Loans, net	$312,185	$318,754	-2.06%	$322,966	$320,715	0.70%
Loans held for sale	1,005	434	131.57%	—	—	—
Total securities	65,260	56,471	15.56%	57,288	52,883	8.33%
Total deposits	386,591	374,234	3.30%	379,207	368,390	2.94%
Stockholders’ equity	27,035	26,805	0.86%	26,271	25,495	3.04%
Total assets	433,372	427,436	1.39%	430,903	418,928	2.86%
Shares outstanding	3,342,415	3,323,743	18,672	3,323,743	3,323,743	—
Book value per share	$8.09	$8.06	$0.02	$7.90	$7.67	$0.23

Daily averages:	Three months ending Mar 31, 2012	Three months ending Mar 31, 2011	Change	Year to date Mar 31, 2012	Year to date Mar 31, 2011	Change

Loans, net	$16,253	$320,637	-1.37%	$316,253	$320,637	-1.37%
Loans held for sale	774	—	—	—	—	—
Total securities	61,017	55,888	9.18%	61,017	55,888	9.18%
Total deposits	375,435	372,736	0.72%	375,435	372,736	0.72%
Stockholders’ equity	26,818	26,159	2.52%	26,818	26,159	2.52%
Interest earning assets	392,421	392,494	-0.02%	392,421	392,494	-0.02%
Interest bearing liabilities	344,208	349,847	-1.61%	344,208	349,847	-1.61%
Total assets	426,030	423,432	0.61%	426,030	423,432	0.61%

Financial Ratios:	Three months ending Mar 31, 2012	Three months ending Mar 31, 2011	Change	Year to date Mar 31, 2012	Year to date Mar 31, 2011	Change
Return on average assets	0.34%	0.42%	(0.08)	0.34%	0.42%	(0.08)
Return on average equity	5.38%	6.74%	(1.36)	5.38%	6.74%	(1.36)
Net interest margin	3.95%	3.83%	0.12	3.95%	3.83%	0.12
Efficiency ratio	72.38%	72.39%	(0.01)	72.38%	72.39%	(0.01)
Average equity to average assets	6.29%	6.18%	0.11	6.29%	6.18%	0.12

Allowance for loan losses:	Three months ending Mar 31, 2012	Three months ending Mar 31, 2011	Change	Year to date Mar 31, 2012	Year to date Mar 31, 2011	Change
Beginning balance	$5,612	$5,467	2.65%	$5,612	$5,467	2.65%
Provision for losses	750	579	29.53%	750	579	29.53%
Charge-offs	(384)	(739)	-48.04%	(384)	(739)	-48.04%
Recoveries	28	11	154.55%	28	11	154.55%
Ending balance	6,006	5,318	12.94%	6,006	5,318	12.94%

Nonperforming assets:	Mar 31, 2012	Dec 31, 2011	Change	Mar 31, 2011	Dec 31, 2010	Change
Total nonperforming loans	$9,779	$10,376	-5.75%	$6,985	$8,366	-16.51%
Other real estate owned	3,566	3,253	9.62%	3,931	3,440	14.27%
Total nonperforming assets	13,345	13,629	-2.08%	10,916	11,806	-7.54%
Troubled debt restructurings – (performing portion)	187	783	-76.12%	5,064	4,987	1.54%

Asset quality ratios:	Mar 31, 2012	Dec 31, 2011	Change	Mar 31, 2011	Dec 31, 2010	Change
Nonperforming loans to total loans	3.07%	3.20%	(0.13)	2.13%	2.56%	(0.44)
Allowance for loan losses to total loans	1.89%	1.73%	0.16	1.62%	1.68%	(0.06)
Allowance for loan losses to nonperforming loans	61.42%	54.09%	7.33	76.13%	65.35%	10.79

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